                        EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of all subsidiary corporations of the registrant. All subsidiaries are wholly-owned by the Company, except that Buckley Mining Corporation and Plastics Universal Corporation are wholly-owned subsidiaries of Ada Mining Corporation. The Company's consolidated financial statements include the accounts of all subsidiaries.

Subsidiary	Place of Incorporation

Adams Resources Exploration Corporation	Delaware
Kirbyville Marketing Co., Inc.	Texas
Service Transport Company	Texas
Bayou City Pipelines, Inc.	Texas
Ada Crude Oil Company	Texas
Ada Mining Corporation	Texas
Classic Coal Corporation	Delaware
Plastics Universal Corporation	Kentucky
CJC Leasing, Inc.	Kentucky
Buckley Mining Corporation	Kentucky
Gulfmark Energy, Inc.	Texas
Ada Resources, Inc.	Texas
Adams Resources Marketing, Ltd.	Texas
Adams Resources Marketing GP, Inc.	Texas
Adams Resources Marketing II, Inc.	Nevada
Gulfmark Energy Marketing, Inc.	Nevada
Adams Exploration UK Limited	United Kingdom
Adams Resources UK Limited	United Kingdom